EMPLOYMENT AGREEMENT

(as amended effective July 1, 2011)

EMPLOYMENT AGREEMENT executed as of the 27th day of January, 2011 and amended as of the 29th day of June, 2011 (“Agreement”) among ARROW FINANCIAL CORPORATION, a New York corporation with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 ("Arrow"), its wholly-owned subsidiary, GLENS FALLS NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal place of business at 250 Glen Street, Glens Falls, New York 12801, and TERRY R. GOODEMOTE, residing at 3 Mohawk Trail, Queensbury, New York 12804 (the "Executive").  The effective date of this Agreement, as amended (“Effective Date”), shall be July 1, 2011.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Paragraph 11 of this Agreement.

Recitals

WHEREAS, Arrow and the Bank consider the maintenance of a competent and experienced executive management team to be essential to the long-term success of Arrow and the Bank; and

WHEREAS, the Executive wishes to serve Arrow and the Bank as part of such executive management team; and

WHEREAS, in this regard, Arrow and the Bank, on the one hand, and the Executive, on the other, have determined that it is in the best interests of all of the parties that the Executive serve as Executive Vice President, Treasurer and Chief Financial Officer of Arrow and as Senior Executive Vice President, Treasurer and Chief Financial Officer of the Bank, pursuant to a written employment agreement; and

WHEREAS, the parties have agreed such written agreement, i.e., this Agreement, will supersede and replace any and all agreements, written or oral, previously in place regarding the employment by either Arrow or the Bank of the Executive, except for compensatory or employee benefit plans applicable to employees of Arrow and/or the Bank generally or to certain groups or sub-groups of employees of which the Executive is a member, and awards or award agreements issued to the Executive under such plans; and

NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.

Employment.  Arrow and the Bank agree to employ the Executive and the Executive agrees to continue to serve as Executive Vice President, Treasurer and Chief Financial Officer of Arrow and as Senior Executive Vice President, Treasurer and Chief Financial Officer of the Bank during the Term.

2.

- 0 -

Term.

(a)

Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, unless the Executive becomes a Retired Early Employee under Paragraph 6 of this Agreement or such employment is earlier terminated as provided in Paragraph 7 of this Agreement, shall expire on January 31, 2014, or such earlier date upon which the Executive’s retirement (including early retirement if the Executive so elects) becomes effective under any retirement plan of Arrow or its Affiliates then in effect.

(b)

Annual Review.  On or before January 31 of each of 2012, 2013 and 2014, the Arrow Board or the Committee will consider and vote upon a proposal to extend to the Executive an offer to replace this Agreement with a new employment agreement (the “Replacement Agreement”) commencing on the date of such anniversary or other date as the Board or Committee may otherwise determine.  The Replacement Agreement  (i) will be for a new term of three (3) years, (ii) will provide for a base annual salary for the Executive at commencement of the Replacement Agreement at least equal to the base annual salary of the Executive as of the last day immediately preceding such commencement, (iii) subject to Paragraph 5(b) hereof, will provide for other benefits having an aggregate value to the Executive at least equal to the aggregate value of the other benefits provided to the Executive as of the last day immediately preceding such commencement, and (iv) will contain other terms and conditions relating to the Executive’s position and duties, place of performance, rights upon a Change of Control of Arrow and rights in connection with any early Termination of  Employment of the Executive that are, in each such instance, at least as favorable to the Executive as the terms and conditions relating to such matters under this Agreement and generally shall be as favorable to the Executive as is this Agreement, as of the last day immediately preceding such commencement.  If the Arrow Board, or the Committee, shall determine to offer such a Replacement Agreement to the Executive and the Executive shall accept, this Agreement shall terminate at 11:59 p.m. on the day prior to the commencement date of the Replacement Agreement and the Replacement Agreement shall take effect at 12:00 midnight on such commencement date.

If either the Arrow Board or the Committee shall not have offered a Replacement Agreement to the Executive under the preceding subparagraph of this Paragraph 2(b) (a “Non-Offer”), or the Executive, having been offered such a Replacement Agreement, shall not have accepted such Replacement Agreement (a “Non-Acceptance” and with either such Non-Offer or Non-Acceptance  constituting a “Non-Renewal”), this Agreement and the employment of the Executive hereunder shall nevertheless continue in full force and effect until the expiration of the Term of this Agreement in accordance with the terms hereof, and the rights and obligations of each of the parties hereunder, including the rights and obligations of the parties under this Paragraph 2(b), shall continue unchanged during the remaining Term of this Agreement, despite such Non-Renewal except as may be specifically provided otherwise in this Agreement.

3.

Position and Duties.  The Executive shall continue to serve as serve as Executive Vice President, Treasurer and Chief Financial Officer of Arrow and as Senior Executive Vice President, Treasurer and Chief Financial Officer of the Bank and shall have duties, responsibilities and authority as normally attend such positions or as may reasonably be assigned to the Executive from time to time by the Arrow Board or the Bank Board or the Chief Executive Officer of Arrow or the Bank. The Executive shall devote substantially all his working time and efforts to the business and affairs of Arrow and the Bank, provided however, that the Executive may, with the approval of the Arrow Board or the Chief Executive Officer of Arrow, serve as a director or officer of any non-competing business or engage in any other activity, including but not limited to, charitable or community activity, to the extent that such does not inhibit the performance of his duties hereunder.

4.

Place of Performance.  In connection with the Executive's employment hereunder, the Executive shall be based at the principal executive offices of Arrow, except for required travel on business.  Arrow shall furnish the Executive with office space, administrative assistance, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

5.

Compensation.

(a)

Salary.  The base annual salary of the Executive shall be $185,000, payable by Arrow or the Bank in equal bi-weekly installments (i.e., every two weeks) or at such other intervals as shall constitute the regular payroll practice of Arrow or the Bank.   Such base annual salary shall be effective as of July 1, 2011.  The Executive's base annual salary may be increased from time to time in accordance with the normal business practices of Arrow and the Bank, as determined by the Arrow Board or the Committee, and, if so increased, such base annual salary shall not thereafter during the Term be decreased and the obligation of the Bank or Arrow hereunder to pay the Executive's base annual salary shall thereafter relate to such increased base annual salary.  Compensation of the Executive by base annual salary payments shall not prevent the Executive from participating in any other compensation or benefit plan of Arrow or the Bank in which he is entitled to participate and participation in any such other compensation or benefit plan shall not in any way limit or reduce the obligation of each of Arrow and the Bank to pay the Executive's base annual salary hereunder.

(b)

Other Benefits.  In addition to the compensation provided for in subparagraph (a) above, the Executive shall be entitled during the Term (i) to participate in any and all employee benefit programs or stock purchase programs of Arrow or the Bank now or hereafter in effect and open to participation by qualifying employees of Arrow or the Bank generally including, but not limited to, employee incentive plans (cash or equity),  the retirement plan, supplemental retirement plan, employee stock purchase plan and employee stock ownership plan of Arrow or the Bank, and (ii) to enjoy certain personal benefits provided by Arrow or the Bank, including, but not limited to:

(i)

life insurance on the life of the Executive, at no cost to the Executive, under a group plan maintained by Arrow;

(i)

disability insurance for the Executive, at no cost to the Executive, under a group plan maintained by Arrow;

(i)

comprehensive medical and dental insurance under a group plan provided by Arrow, with the Executive to pay only those amounts required to be paid thereunder by covered employees generally under the cost-sharing arrangements in effect from time to time under such plan;

(i)

reimbursement in full of all business, travel and entertainment expenses incurred by the Executive in performing his duties hereunder; and

(i)

fully paid vacation during each calendar year in accordance with the vacation policies of Arrow in effect from time to time.

Neither Arrow nor the Bank shall make any material changes in any of the personal benefits specified in this Agreement adversely affecting the Executive unless such change occurs pursuant to a program applicable to all executive officers of Arrow or the Bank, as the case may be, and the adverse effect on the Executive is not proportionately greater than the adverse effect of the change on any other executive officer of Arrow or the Bank previously enjoying such benefit.

Premiums for the above-described insurance programs will be payable in accordance with the Bank’s regular monthly premium payments applicable to such insurance programs.  Reimbursement of expenses shall be paid not later than the last day of the calendar year following the calendar year in which the expenses were incurred.

1.

Change of Control.

(a)

Retired Early Employee.  If (i) a Change of Control occurs during the Term, and (ii) within twelve (12) months after such Change of Control, either (x) Arrow or the Bank, by written notice given to Executive, terminates the employment of Executive with Arrow and/or the Bank (other than a Termination for Cause under Section 7(a) below), or (y) Executive, by written notice given to Arrow or the Bank, terminates the employment of Executive with Arrow and/or the Bank for Good Reason as defined under Section 7(c) below (either such termination under this Section 6(a), a “Termination of Employment as a Retired Early Employee”), the Executive will be entitled to receive such payments (in addition to any other payments then receivable by him) as are provided hereafter in this Paragraph 6.  Any such Termination of Employment as a Retired Early Employee shall become effective on the first day of the second calendar month commencing after delivery of the notice or on such earlier date as the Executive in his sole discretion may specify.

(b)

Cash Payments and Benefits.

(i)

Subject to Paragraph 8, in the event of the Executive’s Termination of Employment as a Retired Early Employee, Arrow or the Bank shall, commencing on the date of Termination of Employment and continuing throughout the Pay-out Period, make equal monthly payments to the Executive (which shall not be deemed base annual salary payments) in an amount such that the present value of all such payments, determined as of the date of Termination of Employment, equals two hundred ninety-nine percent (299%) of the Base Amount.  Subject to Paragraph 8, if at any time during the Pay-out Period the Arrow Board in its sole discretion shall determine, upon application of the Retired Early Employee supported by substantial evidence, that the Retired Early Employee has experienced an unforeseeable emergency, as defined in Code Section 409A and the regulations thereunder, Arrow or the Bank shall make available to the Retired Early Employee, in one (1) lump sum, an amount up to the amount needed to relieve such unforeseeable emergency (including taxes reasonably anticipated as a result of such lump sum payment) but not greater than the present value of all monthly payments remaining to be paid to him in the Pay-out Period, calculated as of the date of such determination by the Arrow Board, for the purpose of relieving such unforeseeable emergency to the extent the same has not been or may not be relieved by (A) reimbursement or compensation by insurance or otherwise, (B) liquidation of the Retired Early Employee's assets (to the extent such liquidation would not itself cause severe financial hardship), or (C) distributions from other benefit plans.  If (A) the lump sum amount thus made available is less than (B) the present value of all such remaining monthly payments, Arrow or the Bank shall continue to pay to the Retired Early Employee monthly payments for the duration of the Pay-out Period, but from such date forward such monthly payments will be in a reduced amount such that the present value of all such reduced payments, calculated as of the date of such determination, will equal the difference between (B) and (A), above.  The Retired Early Employee may elect to waive any or all payments due him under this subparagraph.

(i)

In the event of  Executive’s Termination of Employment as a Retired Early Employee during the Pay-out Period, Arrow or the Bank shall provide the Executive with  medical, dental and life insurance coverage maintained by Arrow that is generally equivalent to the coverage held by the Executive (including dependent coverage, as applicable) immediately prior to such Termination of Employment, subject to general changes in such group plan offerings by Arrow or the Bank from time to time during the Pay-out Period and further subject to payment by the Executive of any amounts which would be required to be paid by the Executive if the Executive was then employed by Arrow or the Bank under the costsharing arrangements then in effect from time to time, which such cost-sharing amounts may be deducted from the cash payments required to be made by Arrow or the Bank under Paragraph 6(b)(i) above.  Notwithstanding the foregoing,  Arrow’s and the Bank’s obligations under this Paragraph 6(b)(ii), shall terminate to the extent that the Executive becomes eligible for medical,  dental and life insurance coverage from a new employer; provided, however, that the Executive shall be under no obligation to seek other employment or gainful pursuit during the Pay-out Period as a result of this Agreement.

(a)

Death of Retired Early Employee.  If the Retired Early Employee dies before receiving all monthly payments payable to him as a Retired Early Employee under Paragraph 6(b) above, the Bank shall pay to the Executive’s spouse, or if the Executive leaves no spouse, to the estate of the Executive, one (1) lump sum payment in an amount equal to the present value of all such remaining unpaid monthly payments, determined as of the date of death of the Executive.  Such amount shall be paid within thirty (30) days of the Executive’s death, provided that the spouse may not designate the calendar year of payment.

(b)

Indemnification of Executive.  To the fullest extent permitted under applicable law, in the event a Change of Control occurs, Arrow and the Bank shall indemnify the Executive for all legal fees and expenses subsequently incurred by the Executive in seeking to obtain or enforce any right or benefit provided under this Agreement, not limited to the rights and benefits provided under this Paragraph 6 and whether or not the Executive has become a Retired Early Employee hereunder, provided, however, that such right to indemnification will not apply if and to the extent that a court of competent jurisdiction shall determine that any such fees and expenses have been incurred as a result of the Executive's bad faith.  Indemnification payments payable hereunder by Arrow or the Bank shall be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as Arrow or the Bank may reasonably request, provided, however, that such indemnification and reimbursement payments shall not be made later than the last day of the calendar year following the calendar year in which the expenses were incurred.

(c)

No Offset.  Except as is contemplated by Paragraph 6(b)(ii) above, amounts payable to the Executive as a Retired Early Employee under this Paragraph 6 shall not be subject to any offset or reduction for (i) any amounts owed or claimed to be owed by the Executive to Arrow or the Bank or their Affiliates or (ii) any amounts of compensation or income received or generated by the Executive as a result of any other employment or self-employment of the Executive during the Pay-out Period.  The Executive shall be under no obligation to seek other employment or gainful pursuit during the Pay-out Period as a result of this Agreement, and shall be prohibited from accepting certain other forms of employment and from engaging in certain other types of business during the Pay-out Period (as well as during certain other post-Termination of Employment periods) as and to the extent specified in Paragraph 9 of this Agreement.

(d)

Allocation.  If the Executive should elect to become a Retired Early Employee under this Paragraph 6 and as a result of such election should become entitled to receive certain cash payments during the Pay-out Period as set forth above, Arrow shall determine, as soon as practicable following its receipt from the Executive of written notice of such election, the amount, if any, of such future cash payments that may properly be allocated to the Executive’s future performance of his obligations not to compete with, solicit customers or employees from, or disparage Arrow or its Affiliates under Paragraph 9 of this Agreement, with such allocation to be expressed as a single dollar amount equal to the present value determined as of the date of Termination of Employment, of the amounts of the required future payments thus allocated.  When thus determined, the dollar amount of this allocation shall be communicated by Arrow to the Executive.

(e)

Excess Parachute Payment.

(i)

Anything in this Agreement to the contrary notwithstanding, to the extent that any Company provided payment, distribution or benefit in favor of the Executive  (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Change of Control Termination Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Change of Control Termination Total Payments shall be reduced (but not below zero) to the extent that, and only to the extent, that such reduction in the Change of Control Termination Total Payments would result in the Executive not being subject to the Excise Tax.  Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Change of Control Termination Total Payments, by first reducing or eliminating the portion of the Change of Control Termination Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

(i)

The determination of whether the Change of Control Termination Total Payments shall be reduced as provided in Paragraph 6(g)(i) above and the amount of such reduction (the “Section 4999 Determination”) shall be made at the Company's expense by an accounting firm selected by the Executive from among the six largest accounting firms in the United States or at the Executive’s expense by an attorney selected by the Executive.  Such accounting firm or attorney shall provide its Section 4999 Determination, together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the termination of the Executive’s employment.  If such firm or attorney determines that no Excise Tax is payable by the Executive with respect to the Change of Control Termination Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such determination shall be binding, final and conclusive upon the Company and the Executive.  If such firm or attorney determines that an Excise Tax would be payable, the Company shall have the right to accept such determination as to the extent of the reduction, if any, pursuant to Section 7(g)(i) above, or to have such determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the Company’s accounting firm is different from an accounting firm that makes such determination, and does not agree with such latter accounting firm, a third accounting firm shall be jointly chosen by the two firms, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Executive.

1.

Early Termination of Employment.  In addition to the Executive’s Termination of Employment as a Retired Early Employee under Paragraph 6 of this Agreement, the Executive’s Termination of Employment may occur prior to the normal expiration of the Term under the circumstances and with the consequences set forth below.

(a)

Termination of Employment for Cause.  Either Arrow or the Bank may effect the Executive’s Termination of Employment prior to the normal expiration of the Term for Cause. Notwithstanding the foregoing, the Executive’s Termination of Employment hereunder for Cause shall not become effective unless and until:

(i)

reasonable notice is given to the Executive in writing setting forth the reasons Arrow or the Bank intends to effect the Executive’s Termination of Employment for Cause;

(i)

not sooner than thirty (30) days after delivery to the Executive of such notice, an opportunity is provided for the Executive to be heard before the Arrow Board or the Bank Board with counsel; and

(i)

after such hearing or opportunity to be heard, written notice of final Termination of Employment for Cause is delivered to the Executive, setting forth the specific reasons therefore, which Termination of Employment shall be effective as of the date of the delivery of such notice.

Termination of Employment for Cause by Arrow or the Bank (including delivery of the notice specified in subsection (i), above)  shall require the affirmative vote of at least two-thirds (2/3) of the entire Arrow Board or the Bank Board. The Executive will not be entitled to any further compensation for any period subsequent to the effective date of such Termination of Employment, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Bank; provided, however, that any such Termination of Employment for Cause becoming effective after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(a)

Termination of Employment Without Cause.  Either Arrow or the Bank may effect the Executive's Termination of Employment prior to the normal expiration of the Term without Cause upon thirty (30) days' written notice.  In the event of any such Termination of Employment without Cause, Arrow or the Bank shall pay to the Executive on the date of such Termination of Employment one (1) lump sum payment in an amount equal to the greater of (i) the total amount of base annual salary payments which would have been payable to the Executive during the remaining Term, assuming no subsequent early Termination of Employment under Paragraph 6 or other Termination of Employment under this Paragraph 7 and assuming the current base annual salary of the Executive on such date is unchanged throughout such remaining Term, or (ii) an amount equal to one hundred percent (100%) of the current base annual salary of the Executive on such date; provided, however, that any such Termination of Employment without Cause occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(b)

Termination for Good Reason.  The Executive may effect at his own discretion a Termination of Employment for Good Reason at any time within twelve (12) months following the Executive’s discovery of a Good Reason by written notice delivered to Arrow and the Bank within ninety (90) days of such discovery, which such notice shall specify the nature of the Good Reason.  Arrow or the Bank shall have a period of thirty (30) days following receipt of such notice during which to remedy the condition or conditions.  If Arrow or the Bank fails to remedy the condition or conditions within such period, the Termination of Employment of the Executive shall become effective as of the date specified by the Executive in his notice of termination, which date shall be not earlier than expiration of the 30-day cure period or later than the expiration of the 12 months following the date of discovery of the Good Reason by the Executive.  Upon a Termination of Employment for Good Reason hereunder, the Executive shall be entitled to the payment set forth in Paragraph 7(b) above.

(c)

Termination of Employment for Disability.  If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full time basis for six (6) consecutive months, Arrow may effect the Executive's Termination of Employment upon thirty (30) days' written notice.  Such Termination of Employment for disability shall require the affirmative vote of a majority of the entire Arrow Board or Bank Board.  The Executive's compensation during any period of disability prior to the date of such Termination of Employment shall be the amounts normally payable to him in accordance with this Agreement, reduced by the sum of the amounts, if any, paid to the Executive under disability benefit plans maintained by Arrow or the Bank.   The Executive shall not be entitled to any further compensation from Arrow or the Bank for any period subsequent to the date of such Termination of Employment upon Executive’s disability, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Bank; provided, however, that any such Termination of Employment for disability occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(d)

Termination of Employment upon Death.   Upon Executive’s death, the Executive’s estate or beneficiaries, as applicable, shall not be entitled to any further compensation for any period subsequent to the date of such Termination of Employment, except for payments, if any, payable in accordance with the then current plans and policies of Arrow or the Bank, including death benefits; provided, however, that any such Termination of Employment for death occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein in accordance with Paragraph 6(c).

(e)

Consensual Termination of Employment.  All parties hereto may agree at any time to Executive’s Termination of Employment upon such terms and conditions as the parties may agree in writing.

(f)

Termination of Employment by Executive During Non-Renewal.  At any point during the Term of the Agreement following a Non-Renewal, the Executive may incur a voluntary Termination of Employment, for any reason or no reason, upon written notice delivered to Arrow.  Such Termination of Employment shall become effective on the date indicated in the written notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after delivery of the written notice.  In the event of such Termination of Employment (other than any such Termination of Employment effected following a Change of Control and in accordance with the conditions set forth in Paragraph 6), except as may be required pursuant to Paragraph 7(c) hereof, neither Arrow nor the Bank shall have any obligation under this Agreement to make any payments or provide any benefits to the Executive, other than the obligation to make the base annual salary payments and to provide those benefits required to be paid or provided through the date of Termination of Employment pursuant to Paragraph 5 hereof, provided, however, that nothing herein shall reduce or affect any obligations that Arrow or the Bank may have to the Executive under any other agreement with the Executive or under any qualified or non-qualified employee benefit plan or policy covering the Executive.

2.

Delayed Payment of Benefits  Notwithstanding anything in the foregoing to the contrary, if the Executive is a “specified employee,” as defined in Code Section 409A and the regulations thereunder, on the date of his Termination of Employment, amounts that constitute nonqualified deferred compensation subject to Code Section 409A that would otherwise have been paid during the six-month period immediately following the date of such Termination of Employment shall be paid on the first regular payroll date immediately following the six-month anniversary of such Termination of Employment, with interest to be paid on each such amount, the payment of which is then delayed, at the rate of yield on U.S. Treasury Bills with the earliest maturity date that occurs at least six months after such date of such Termination of Employment (as reported in the Wall Street Journal) from such date of Termination of Employment to the date of actual payment.  Reimbursements or payments directly to the service provider for health care expenses incurred during such six month period, plus reimbursements and in-kind benefits in an amount up to the applicable dollar limit on elective deferrals to a 401(k) plan under Section 402(g)(1)(B) of the Code, and other amounts that do not constitute nonqualified deferred compensation subject to Section 409A shall not be subject to such six month delay requirement.

3.

Non-Competition; Non-Solicitation; Non-Disparagement.  Upon the Executive’s Termination of Employment hereunder by any party under Paragraph 6, by Arrow or the Bank under Paragraph 7(a), or by action of the Executive other than pursuant to one of the provisions of Paragraph 7 permitting the Executive to effect such Termination of Employment, the Executive agrees as follows:

(a)

Non-Compete.  For a period of two (2) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly, manage, operate, or control, or accept or hold a position as a director, officer, employee, agent or partner of or adviser or consultant to, or otherwise perform substantial services for, any bank or insured financial institution or other corporation or entity engaged in the financial services business or a corporation or entity controlling any of the foregoing, excluding Arrow and its Affiliates (any such other bank, institution, corporation or entity, a “Financial Institution”), if, as of the effective date of such Termination of Employment, such Financial Institution is in competition with Arrow or any of its Affiliates in the Designated Area by virtue of such Financial Institution’s having any office or branch located within the Designated Area or having immediate plans to establish any office or branch within the Designated Area.  For purposes of the preceding sentence, the “Designated Area” as of any particular time will consist of all counties in the State of New York in which Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services then maintains an office or a branch or has acted to establish an office or a branch.

(b)

Non-Solicitation.  For a period of two (2) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly,

(i)

acting on behalf of any Financial Institution, regardless of where such Financial Institution is located or doing business, solicit business for such Financial Institution from, or otherwise seek to obtain as a customer or client of such Financial Institution, any person or entity that, to the knowledge of the Executive, was a customer or client of Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services at any point during the one-year period immediately preceding the effective date of such Termination of Employment; or

(ii)

acting on behalf of any other corporation or entity, including any Financial Institution, regardless of where such other corporation or entity is located or doing business, employ or solicit as an employee of such corporation or entity or retain or seek to retain as an agent or consultant of such corporation or entity any individual employed by Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services at any point during the one-year period immediately preceding the effective date of such Termination of Employment.

(c)

Non-Disparagement. For a period of ten (10) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly, make any statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to Arrow or its Affiliates (including any successor to Arrow or its Affiliates by merger or acquisition or any of such successor’s affiliates), or to any director, officer, controlling shareholder, member, employee or agent of any of the foregoing.

It is the intention of the parties to restrict the activities of the Executive under this Paragraph 9 only to the extent necessary for the protection of the legitimate business interests of Arrow and/or its Affiliates, and the parties specifically covenant and agree that should any of the clauses or provisions of the restrictions set forth herein, under any set of circumstances, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, the court so holding may reduce the extent or duration of such restrictions or effect any other change to such restrictions to the extent necessary to render such restrictions enforceable by said court.  This Paragraph 9 shall survive termination of this Agreement in accordance with its terms.

4.

Confidential Information.  The Executive specifically acknowledges that all information pertaining to Arrow, the Bank or their Affiliates received by him during the course of his employment which has been designated confidential or otherwise has not been made publicly available, including, without limitation, plans, strategies, projections, analyses, and information pertaining to customers or potential customers, is the exclusive property of Arrow and the Executive covenants and agrees not to disclose any of such information, without the express prior written consent of the Arrow Board or the Chief Executive Officer of Arrow, during his employment hereunder or after Termination of Employment, to anyone not employed or engaged by Arrow or an Affiliate thereof to render services to it.  The Executive further covenants and agrees that he will not at any time use any such information, without such express prior written consent, for his own benefit or the benefit of any party other than Arrow or its Affiliates.  This Paragraph 10 shall survive termination of this Agreement.

5.

Definitions.  The following capitalized terms when used in this Agreement shall have the following meanings:

(a)

“Affiliate” means any corporation or other business entity that from time to time is, along with Arrow, a member of a controlled group of businesses, as defined in Sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test.  A corporation or other business entity is an Affiliate only while a member of such group.

(b)

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

(c)

“Annual Compensation” shall mean, for any given taxable year of the Executive, all compensation payable by Arrow or the Bank to the Executive that is includible in the gross income of the Executive for such year for federal income tax purposes, plus any amount of salary otherwise payable by Arrow or the Bank to the Executive for such year (A)  that is deferred under Section 401(k) of the Code under any plan maintained by Arrow or the Bank permitting such deferrals, or (B)  that is deferred by the Executive under any nonqualified retirement or income deferral plan maintained by Arrow or the Bank, to the extent deferred amounts under such plan are excludable for federal income tax purposes from the gross income of the deferring employee in the year of deferral.

(d)

“Arrow” shall mean Arrow Financial Corporation.

(e)

“Arrow Board” shall mean the Board of Directors of Arrow.

(f)

“Bank” shall mean Glens Falls National Bank and Trust Company.

(g)

“Bank Board” shall mean the Board of Directors of the Bank.

(h)

"Base Amount" shall mean an amount equal to the average Annual Compensation of the Executive for the most recent five (5) taxable years ending before the date on which a Change of Control occurred.

(i)

"Cause" shall mean:

(i)

any willful misconduct by the Executive which is materially injurious to Arrow or the Bank or their Affiliates, monetarily or otherwise;

(ii)

any willful failure by the Executive to follow the reasonable directions of the Arrow Board, the Bank Board or the Chief Executive Officer of Arrow or the Bank; or

(iii)

any failure by the Executive substantially to perform any reasonable directions of the Arrow Board, the Bank Board or the Chief Executive Officer of Arrow or the Bank (other than failure resulting from disability), within thirty (30) days after delivery to the Executive by the respective Board or the Chief Executive Officer of a written demand for substantial performance, which written demand shall specifically identify the manner in which the respective Board or the Chief Executive Officer believes that the Executive has not substantially performed.

(j)

"Change of Control" means:

(i)

The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Arrow;

(ii)

The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock of Arrow acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of Arrow;

(iii)

A majority of the members of the Arrow Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Arrow Board before the date of the appointment or election; or

(iv)

One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Arrow that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of Arrow immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Arrow.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

(k)

"Change of Control Termination Total Payments" shall have the meaning set forth in Paragraph 6(g) hereof.

(l)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)

“Committee” shall mean a committee of the Arrow Board, if any, duly authorized to make determinations regarding executive compensation and the terms of their employment.

(n)

“Designated Area” shall have the meaning set forth in Paragraph 9(a) hereof.

(o)

“Effective Date” shall have the meaning set forth in the introductory paragraph hereof.

(p)

“Excise Tax” shall have the meaning set forth in Paragraph 6(g)(i) hereof.

(q)

“Executive” shall mean Terry R. Goodemote.

(r)

“Financial Institution” shall have the meaning set forth in Paragraph 9(a) hereof.

(s)

"Good Reason" means:  (i) the occurrence of a Non-Offer pursuant to Paragraph 2(b) hereof ; (ii) a material diminution in the Executive’s title, authority, duties, or responsibilities; (iii) Executive is required to relocate more than 100 miles from the base location at which Executive currently performs his employment duties; or (iv) a material breach by the Company of any provision of this Agreement.

(t)

“Non-Acceptance” shall have the meaning set forth in Paragraph 2(b) hereof.

(u)

“ Non-Offer” shall have the meaning set forth in Paragraph 2(b) hereof.

(v)

“Non-Renewal” shall have the meaning set forth in Paragraph 2(b) hereof.

(w)

 “Pay-out Period” shall mean the period commencing on the date of Termination of Employment and ending two years thereafter.

(x)

 “Retired Early Employee” shall have the meaning set forth in Paragraph 6 hereof.

(y)

“Replacement Agreement” shall have the meaning set forth in Paragraph 2(b) hereof.

(z)

“Section 4999 Determination” shall have the meaning set forth in Paragraph 6(g)(ii) hereof.

(aa)

“Term” shall have the meaning set forth in Paragraph 2(a).

(bb)

“Termination of Employment” means the separation from service of the Executive, as defined in the regulations under Section 409A of the Code, with Arrow and its Affiliates. Generally, for purposes of Section 409A, a separation from service means a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, disregarding leaves of absence of up to six (6) months where there is a reasonable expectation the Executive will return.

(cc)

“Termination of Employment as a Retired Early Employee” means a termination of employment pursuant to Paragraph 6(a) hereof.

6.

Successors and Assigns; Assumption by Successors.  This Agreement is a personal services contract which may not be assigned by Arrow or the Bank to, or assumed from Arrow or the Bank by, any other party without the prior consent of the Executive.  All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and assigns.  Arrow will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Arrow in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that Arrow would be required to perform if no such succession had taken place. References herein to "Arrow" or the "Bank" will be understood to refer to the successor or successors of Arrow or the Bank, respectively.

7.

Notices.  Any notice required or desired to be given hereunder shall be in writing and shall be deemed given when delivered personally or sent by certified or registered mail, postage prepaid, to the addresses of the other parties set forth in the first Paragraph of this Agreement, provided that all notices to Arrow or the Bank shall be directed in each case to the Chief Executive Officer thereof.

8.

Waiver of Breach.  Waiver by any party of a breach of any provision shall not operate as or be construed a waiver by such party of any subsequent breach hereof.

9.

Invalidity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

10.

Entire Agreement; Written Modification; Termination.  This Agreement contains the entire agreement among the parties concerning the employment of the Executive by Arrow and the Bank.  No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced.  This Agreement shall terminate as of the time Arrow or the Bank makes the final payment which it may be obligated to pay hereunder or provides the final benefit which it may be obligated to provide hereunder, or, if later, as of the time the last remaining restriction set forth in Paragraph 9 expires.  Paragraph 10 shall survive termination of this Agreement.

11.

Performance by Arrow or Bank.  Performance under this Agreement by Arrow and the Bank, including the payment of any amounts provided for hereunder,  are subject to applicable law and regulation including payments prohibited under 12 CFR 359 and any other payment restrictions on executive compensation under applicable banking law and regulation.  Any obligation of Arrow or the Bank to make a payment under any provision of this Agreement shall be deemed an obligation of both parties to make such payment, and the making of such payment by either such party shall be deemed performance of the obligation to pay by both such parties.

12.

Counterparts.  This Agreement may be made and executed in counterparts, in which case all counterparts shall be deemed to constitute one original document for all purposes.

13.

Governing Law.  This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.

14.

Authorization.  The Bank and Arrow represent and warrant that the execution of this Agreement has been duly authorized by resolution of their respective Boards.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of June 29, 2011.

ARROW FINANCIAL CORPORATION

By:

/s/ Thomas L. Hoy

Thomas L. Hoy, Chairman, President & Chief Executive Officer

GLENS FALLS NATIONAL BANK AND TRUST COMPANY

By:

/s/ Thomas L. Hoy

Thomas L. Hoy, Chairman & Chief Executive Officer

"EXECUTIVE"

/s/ Terry R. Goodemote

Terry R. Goodemote